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                        ADMINISTRATIVE SERVICES AGREEMENT

      New York Life Insurance and Annuity Corporation, a Delaware corporation ("INSURER"), and New York Life Investment Management LLC, a limited liability company ("ADVISER"), (each a "Party," and, collectively, the "Parties") mutually agree to the arrangements set forth in this Administrative Services Agreement (the "Agreement") dated as of January 1, 2005.

      WHEREAS, ADVISER is the investment adviser to the portfolios (collectively, the "Portfolios") listed on Schedule A hereto, as may be amended from time to time, of MainStay VP Series Fund, Inc. (the "Fund");

      WHEREAS, ADVISER has entered into an Administration Agreement, dated December 15, 1996, with the Fund regarding the provision of administrative services with respect to the MainStay VP Basic Value, MainStay VP Bond, MainStay VP Capital Appreciation, MainStay VP Cash Management, MainStay VP Common Stock, MainStay VP Convertible, MainStay VP Developing Growth, MainStay VP Government, MainStay VP Large Cap Growth, MainStay VP High Yield Corporate Bond, MainStay VP Income & Growth, MainStay VP International Equity, MainStay VP S&P 500 Index, MainStay VP Total Return and MainStay VP Value Portfolios;

      WHEREAS, ADVISER has entered into a Management Agreement, dated May 15, 2001, with the Fund regarding the provision of advisory and administrative services with respect to the MainStay VP Balanced, MainStay VP Floating Rate, MainStay VP Mid Cap Core, MainStay VP Mid Cap Growth, MainStay VP Mid Cap Value, MainStay VP Small Cap Growth, MainStay VP Conservative Allocation, MainStay VP Moderate Allocation, MainStay VP Moderate Growth Allocation and MainStay VP Growth Allocation Portfolios;

      WHEREAS, INSURER issues variable life insurance policies and/or variable annuity contracts (collectively, the "Contracts");

      WHEREAS, INSURER has entered into a Participation Agreement, dated October 7, 2004 ("Participation Agreement") with the Adviser and the Fund, pursuant to which the Fund has agreed to make shares of the Portfolios available for purchase by one or more of the INSURER's separate accounts or divisions thereof (each, a "Separate Account"), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts;

      WHEREAS, INSURER and ADVISER expect that the Fund and its Portfolios can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of INSURER each as a single shareholder of record of Portfolio shares, rather than having numerous shareholders of such shares, and by having INSURER perform the administrative services listed on Schedule B hereto for the Fund in connection with the Contracts issued by INSURER;

      WHEREAS, INSURER desires to be compensated for providing such administrative services;

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      WHEREAS, ADVISER desires that the Fund benefit from the administrative services performed by INSURER; and

      WHEREAS, ADVISER desires to retain the administrative services of INSURER and to compensate INSURER for providing such administrative services;

      NOW, THEREFORE, the Parties agree as follows:

             SECTION 1. ADMINISTRATIVE SERVICES; PAYMENTS THEREFOR.

      (a) INSURER shall provide the administrative services set out in Schedule B hereto and made a part hereof, as the same may be amended from time to time. For the sub-administration services set forth in Section I of Schedule B, ADVISER agrees to pay to INSURER a quarterly fee equal to an annual rate of 0.10% of the total average daily net asset values of the Portfolios ("Sub-Administration Services Fee"). For the other services set forth in Section II of Schedule B, ADVISER agrees to pay INSURER a quarterly fee equal to an annual rate of 0.05% of the total average daily net asset values of the Portfolios ("Other Services Fee" and, together with the Sub-Administration Services Fee, "Quarterly Fee"). For convenience, ADVISER shall remit all Quarterly Fees payable to INSURER, unless otherwise instructed. Notwithstanding the foregoing, ADVISER will not pay Quarterly Fees to INSURER with respect to the MainStay VP Conservative Allocation, MainStay VP Moderate Allocation, MainStay VP Moderate Growth Allocation and MainStay VP Growth Allocation Portfolios (the "Asset Allocation Portfolios") because the Asset Allocation Portfolios invest in shares of the other Portfolios.

      (b) ADVISER shall calculate the Quarterly Fee at the end of each calendar quarter and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

      (c) At least annually, the Parties shall review the Quarterly Fee to determine whether it is reasonable in view of the incurred and anticipated costs, over time, of INSURER. The Parties agree to negotiate in good faith a reduction or an increase to the Quarterly Fee as required by such review.

      (d) For purposes of this Section 1, the average daily net asset value of the shares of the Portfolios will be based on the net asset values reported by such Portfolios to INSURER or its designee. In the event there is an error in the net asset value for shares of a Portfolio on any day, ADVISER will use its best efforts to correct the net asset value as soon as practicable and to report the corrected net asset value to INSURER as soon as it is available. Pricing errors will be corrected in accordance with the error correction policy described in the Participation Agreement. The Quarterly Fee stated in this
Section 1 will be based on the corrected net asset value.

                         SECTION 2. NATURE OF PAYMENTS.

      The Parties to this Agreement recognize and agree that ADVISER's payments hereunder are for the administrative services described in Schedule B and do not constitute payment in any manner

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for investment advisory services or for costs of distribution of Contracts or of
Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. The Parties to this Agreement also recognize and agree that the fees to be paid by ADVISER hereunder are not designed to reimburse or compensate INSURER for providing administrative services with respect to Contracts that do not hold investment options that correspond to the Portfolios.

              SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS.

      (a) ADVISER represents and warrants that:

            (1) It has the requisite authority to enter into this Agreement and to perform the services contemplated herein; and

            (2)   That the payment to INSURER of any fees pursuant hereto:

                        A. has been duly authorized by the Fund, the Board of Directors of the Fund, or any other persons, if such authorization is required;

                        B. is accurately disclosed in the Fund prospectus, if such disclosure is required;

            (3) It is, and will continue to be, in material conformity with all applicable federal and state laws and regulations; and

            (4) This Agreement constitutes the valid and binding obligation of the ADVISER.

      (b) INSURER represents, warrants and agrees that:

            (1) It has the requisite authority to enter into this Agreement and to perform the services contemplated herein;

            (2) The performance of the services contemplated herein has been duly authorized by all necessary corporate action on its part;

            (3) It is, and will conduct its activities hereunder, in material conformity with all applicable federal and state laws and regulations; and

            (4) This Agreement constitutes the valid and binding obligation of the INSURER.

      (c) Each Party hereto agrees to provide to the other such information or documentation necessary for such Party to fulfill its obligations hereunder and such other information or documentation as the other Party may reasonably request.

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                        SECTION 4. TERM AND TERMINATION.

      Any Party may terminate this Agreement, without penalty, on 60 days' written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as ADVISER or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as INSURER provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

                           SECTION 5. INDEMNIFICATION.

      The Parties to this Agreement shall indemnify and hold harmless each other to the same degree and under the same conditions as provided for in the Participation Agreement to the extent those provisions apply to a Party.

                              SECTION 6. AMENDMENT.

      This Agreement may be amended upon mutual agreement of the Parties in writing.

                               SECTION 7. NOTICES.

      Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

If to ADVISER:

New York Life Investment Management LLC
51 Madison Avenue, 2d Floor
New York, NY 10010
Attn: Gary E. Wendlandt
Fax: 212-576-5192

with a copy to:

New York Life Investment Management LLC
169 Lackawanna Avenue
Parsippany, NJ 07054
Attn: Marguerite E.H. Morrison
Fax: 973-394-4637

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If to INSURER:

New York Life Insurance and Annuity Corporation
51 Madison Avenue
New York, New York 10010
Attn: John R. Meyer
Fax: 646-348-7487

with a copy to:

New York Life Insurance and Annuity Corporation
1 Rockwood Road
Sleepy Hollow, New York 10591
Attn: Judy R. Bartlett
Fax: 914-846-4673

                            SECTION 8. MISCELLANEOUS.

      (a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

      (b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned (as that term is defined in the Investment Company Act of 1940, as amended) by either Party without the prior written consent of the other Party.

      (c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

      (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which shall together constitute one and the same instrument.

      (e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York without reference to the conflict of law principles thereof.

      (f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been included.

      (g) Force Majeure. Neither INSURER nor ADVISER nor their respective affiliates shall be liable to the other or to any Portfolio for any damage, claim or other loss whatsoever caused by

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circumstances or events beyond its reasonable control, provided that such Party has exercised such reasonable diligence as the circumstances require.

      (h) Entire Agreement. This Agreement, including the attachments hereto, constitutes the entire agreement between the Parties regarding the provision of, and payment for, the administrative services described herein and supersedes all previous agreements, written or oral, with respect to such matters.

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      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

                                        NEW YORK LIFE INVESTMENT MANAGEMENT LLC

                                        By:________________________________
                                           Name:  Gary E. Wendlandt
                                           Title: Chairman

                                        NEW YORK LIFE INSURANCE AND ANNUITY
                                           CORPORATION

                                        By:________________________________
                                           Name:  John R. Meyer
                                           Title: Senior Vice President

                                        7
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                                                                      SCHEDULE A

                                   PORTFOLIOS

MainStay VP Balanced
MainStay VP Basic Value
MainStay VP Bond
MainStay VP Capital Appreciation
MainStay VP Cash Management
MainStay VP Common Stock
MainStay VP Convertible
MainStay VP Developing Growth
MainStay VP Floating Rate
MainStay VP Government
MainStay VP Large Cap Growth
MainStay VP High Yield Corporate Bond
MainStay VP Income & Growth
MainStay VP International Equity
MainStay VP S&P 500 Index
MainStay VP Total Return
MainStay VP Value
MainStay VP Mid Cap Core
MainStay VP Mid Cap Growth
MainStay VP Mid Cap Value
MainStay VP Small Cap Growth
MainStay VP Conservative Allocation
MainStay VP Moderate Allocation
MainStay VP Moderate Growth Allocation
MainStay VP Growth Allocation

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                                                                      SCHEDULE B

                                    SERVICES

      INSURER shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by the Parties, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

SUB-ADMINISTRATION SERVICES

A.    RECORDS OF PORTFOLIO SHARE TRANSACTIONS; MISCELLANEOUS RECORDS

      1. INSURER shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of INSURER as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

      2. INSURER shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged by Contract owners each day, the number of share trades attributable to death benefits, annuity payouts and charges, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist ADVISER and the Fund in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio's net asset value per share. INSURER shall promptly provide ADVISER and the Fund, with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time.

      3. In addition to the foregoing records, and without limitation, INSURER shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.    ORDER PLACEMENT AND PAYMENT

      1. INSURER shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio's shares based on Contract owner redemption requests, charges and benefit payments and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. INSURER shall notify the Fund of the cash required to meet redemption payments.

      2. INSURER shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. INSURER shall transmit net purchase payments to the Fund's custodian.

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

C.    REPORTS

      1.    CORPORATE GOVERNANCE

      INSURER acknowledges that ADVISER may, from time to time, be called upon by the Fund's Board of Directors ("Board"), and/or the Fund's Chief Compliance Officer ("CCO") to provide various types of information pertaining to the operations of the Fund and related matters, and that ADVISER also may, from time to time, decide to provide such information to the Board and/or the CCO in its own discretion. Accordingly, INSURER agrees to provide ADVISER and CCO with such assistance as ADVISER or CCO may reasonably request so that ADVISER or CCO can report such information to the Fund's Board in a timely manner. INSURER acknowledges that such information and assistance shall be in addition to the information and assistance required of INSURER pursuant to the Fund's mixed funding SEC exemptive order, described in the Participation Agreement.

      2.    REGULATORY FILINGS AND INQUIRIES

      INSURER further agrees to provide ADVISER with such assistance as ADVISER may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

D.    MISCELLANEOUS SERVICES

      INSURER shall provide such other administrative support to the Fund as mutually agreed between INSURER and ADVISER or the Fund from time to time. Such administrative support shall be limited to performance of usual or incidental administration services of the type ordinarily borne by mutual funds that offer shares to the public.

                                 OTHER SERVICES

A.    MISCELLANEOUS RECORDS

      INSURER shall provide such other assistance to ADVISER and the Fund, as may be necessary to cause various Portfolio share transactions effected by Contract owners to be properly reflected on the books and records of the Fund.

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

B.    ACCOUNTING SERVICES

      INSURER shall perform miscellaneous accounting services as may be reasonably requested from time to time by ADVISER, which services shall relate to the business contemplated by the Participation Agreement between INSURER and the Fund, as amended from time to time. Such accounting services shall include, without limitation, periodic reconciliation and balancing of INSURER'S books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.

C.    REPORTS

      INSURER further agrees to provide ADVISER with such other assistance as ADVISER may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund.

D.    FUND-RELATED CONTRACT OWNER SERVICES

      INSURER further agrees to provide telephonic support for Contract owners, including, without limitation, information with respect to inquiries about the Fund and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract owners about Fund (and Separate Account) performance, and assisting with proxy solicitations relating to the Fund, specifically with respect to soliciting voting instructions from Contract owners.

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